Exhibit (a)(5)(F)

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement has been prepared pursuant to, and in order to comply with, the Listing Rules and the Codes, and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Company nor shall there be any sale, purchase or subscription for securities of the Company in any jurisdiction in which such offer, solicitation or sale would be unlawful absent the filing of a registration statement or the availability of an applicable exemption from registration or other waiver.

Zhihu Inc.

(A company controlled through weighted voting rights and incorporated in the Cayman Islands with limited liability)

(NYSE: ZH; HKEX: 2390)

CONDITIONAL VOLUNTARY CASH OFFERS OF THE COMPANY TO BUY BACK UP TO 46,921,448 CLASS A ORDINARY SHARES

(INCLUDING IN THE FORM OF AMERICAN DEPOSITARY SHARES) AT A PRICE OF HK$9.11 PER CLASS A ORDINARY SHARE

(EQUIVALENT OF US$3.50 PER ADS)

POLL RESULTS OF THE EXTRAORDINARY GENERAL MEETING AND

FULFILLMENT OF CONDITION OF THE OFFERS

Financial Adviser to the Company

Independent Financial Adviser to the Independent Board Committee

The Board is pleased to announce that the ordinary resolution to approve the Offers as set out in the Notice of EGM was duly passed by the Independent Shareholders by way of poll at the EGM held on Wednesday, October 16, 2024.

As the Condition has been fulfilled, the Offers have become unconditional on Wednesday, October 16, 2024. The Non-U.S. Offer will remain open for acceptance until 4:00 p.m., Hong Kong time, on Wednesday, October 30, 2024. The U.S. Offer will remain open for acceptance until 4:00 a.m., New York City time, Wednesday, October 30, 2024.

Shareholders and ADS holders are advised to read the Offer Document or the U.S. Offer to Purchase carefully, including the letter from the Independent Board Committee and the letter of advice from the Independent Financial Adviser to the Independent Board Committee and the Independent Shareholders, before deciding whether or not to accept the Offers. Shareholders and ADS holders should also note that their voting decisions on the ordinary resolution proposed at the EGM approving the Offers shall not affect their decisions as to whether to accept the Offers or not. Shareholders, ADS holders, and potential investors are advised to consult their professional advisers when in doubt.

Shareholders, ADS holders, and potential investors are advised to exercise caution when dealing in the Shares and should consult their professional advisers when in doubt.

Reference is made to the offer document issued by Zhihu Inc. in connection with the Non-U.S. Offer in accordance with the Codes on September 9, 2024 (the “Offer Document”). Unless otherwise defined herein, capitalized terms used herein shall have the same meanings as those defined in the Offer Document.

POLL RESULTS OF THE EGM

The Board is pleased to announce that the EGM was held on October 16, 2024 at Room Landing, Floor 1, Zone B, China Industry-Academy-Research Achievement Transformation Center, 18A Xueqing Road, Haidian District, Beijing 100083, People’s Republic of China. The resolution at the EGM was duly passed.

As of the Share EGM Record Date, the total number of issued Shares was 294,967,951 Shares, comprising 277,574,285 Class A Ordinary Shares (including the Class A Ordinary Shares issued to the Depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the 2012 Plan and the 2022 Plan (“Bulk Issuance Shares”)) and 17,393,666 Class B Ordinary Shares.

As stated in the Offer Document, pursuant to the Irrevocable Undertakings, each of Innovation Works Shareholders, Qiming Shareholders, and SAIF Shareholder has irrevocably undertaken to the Company that, among other things, it will, and will procure the holders of Shares whose Shares it is deemed to be interested in by virtue of Part XV of the SFO to, vote in favor of the resolution in connection with the Offers at the EGM. Each of Innovation Works Shareholders, Qiming Shareholders, and SAIF Shareholder did, and procured the holders of Shares whose Shares it is deemed to be interested in by virtue of Part XV of the SFO to, vote in favor of the resolution at the EGM.

As stated in the Offer Document, Mr. Zhou has indicated to the Company that he will procure MO Holding Ltd through which he holds his interests in the Company to vote in favor of the resolution in connection with the Offers at the EGM. Mr. Zhou procured MO Holding Ltd to vote in favor of the resolution at the EGM.

As stated in the Offer Document, pursuant to the trust deed in respect of the 2022 Plan, the trustee of the 2022 Plan will not exercise the voting rights attached to the Class A Ordinary Shares held by it. The trustee of the 2022 Plan, which held 10,109,451 Class A Ordinary Shares as of the Share EGM Record Date, did not exercise the voting rights attached to such Class A Ordinary Shares held by it.

Save as disclosed, there was no Shareholder who was required under the Listing Rules or the Codes to abstain from voting on the resolution proposed at the EGM, nor any Shareholder who was entitled to attend the EGM but was required to abstain from voting in favor of the resolution at the EGM pursuant to Rule 13.40 of the Listing Rules. Save as disclosed, no Shareholder has indicated in the Offer Document that it intends to vote against or in abstention in respect of the resolution at the EGM.

Accordingly, the total number of Shares entitling the holder to attend and vote on the resolution at the EGM was 284,858,500 Shares, comprising 267,464,834 Class A Ordinary Shares (including the 214,692 Bulk Issuance Shares as of the Share EGM Record Date) and 17,393,666 Class B Ordinary Shares. The Bulk Issuance Shares held by the Depositary were not voted at the EGM. Members of the Deutsche Bank group who are exempt principal traders for the purposes of the Takeovers Code did not exercise any voting rights attached to any Class A Ordinary Shares or ADSs owned by them in relation to the proposed resolution in respect of the Offers.

According to the Articles of Association, with regard to the resolution at the EGM, each Class A ordinary share shall entitle its holder to one vote and each Class B ordinary share shall entitle its holder to ten votes on a poll at the EGM.

In accordance with the provisions of the Listing Rules and the Codes, voting on the resolution at the EGM was conducted by way of poll. The voting results in respect of the resolution proposed at the EGM are set out as follows:

		NUMBER OF VOTES CAST AND PERCENTAGE (%)			TOTAL NUMBER OF VOTING	TOTAL NUMBER OF
ORDINARY RESOLUTION		FOR	AGAINST	ABSTAIN [2]	SHARES	VOTES CAST
To approve the Offers [1]	Class A Ordinary Shares	152,712,988 (99.864051%)	207,894 (0.135949%)	27,711	152,920,882	152,920,882
	Class B Ordinary Shares	173,936,660 (100.000000%)	0 (0.000000%)	0	17,393,666	173,936,660
	TOTAL NUMBER (CLASS A & CLASS B)	326,649,648 (99.936396%)	207,894 (0.063604%)	27,711	170,314,548	326,857,542

The resolution has been duly passed as an ordinary resolution with a simple majority of valid votes held by Independent Shareholders (including proxies) attending the EGM cast in favor thereof.

Notes:

1.	The full text of the resolutions is set out in the notice of EGM dated September 9, 2024.

2.	According to the Companies Act (As Revised) of the Cayman Islands and the Articles of Association, the Shares in abstention do not need to be calculated as votes.

The Registrar, Computershare Hong Kong Investor Services Limited, acted as the scrutineer for the vote-taking at the EGM.

All Directors, namely Mr. Yuan Zhou, Mr. Dahai Li, Mr. Zhaohui Li, Mr. Bing Yu, Mr. Hanhui Sam Sun, Ms. Hope Ni and Mr. Derek Chen attended the EGM, either in person or by electronic means.

FULFILLMENT OF THE CONDITION OF THE OFFERS

As disclosed in the Offer Document, the Offers are subject to the Condition being fulfilled. As the Condition has been fulfilled, the Offers have become unconditional on Wednesday, October 16, 2024. The Non-U.S. Offer will remain open for acceptance until 4:00 p.m., Hong Kong time, on Wednesday, October 30, 2024. The U.S. Offer will remain open for acceptance until 4:00 a.m., New York City time, Wednesday, October 30, 2024.

CHANGES IN SHAREHOLDING STRUCTURE OF THE COMPANY

The following table sets forth the shareholding structure of the Company as of the date of this announcement and immediately after the completion of the Offers, assuming that (i) valid acceptances are received for the Maximum Number of Class A Ordinary Shares (including in the form of ADSs) and the Maximum Number of Class A Ordinary Shares are bought back under the Offers; (ii) Mr. Zhou will simultaneously reduce his WVR in the Company by way of converting his Class B Ordinary Shares into Class A Ordinary Shares on a one to one ratio pursuant to the Listing Rules to the effect that the proportion of shares carrying WVR of the Company will not be increased; (iii) no outstanding options or restricted share units granted pursuant to the 2012 Plan or the 2022 Plan will be exercised or vested from the date of this announcement up to and including the date of completion of the Offers; and (iv) none of the Controlling Shareholders, Director who holds Shares, or parties acting in concert with the Company will accept the Offers.

	As of the date of this announcement			Upon completion of the Offers
	Approximate % of interest in the total issued and outstanding Shares			Approximate % of interest in the total issued and outstanding Shares
	Number of Shares	(on a one share one vote basis)	Approximate % of voting rights	Number of Shares	(on a one share one vote basis)	Approximate % of voting rights
Controlling Shareholders
–MO Holding Ltd (1)	19,460,912	6.6%	4.3%	22,227,776	9.0%	5.9%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
	17,393,666	5.9%	38.5%	14,626,802	5.9%	38.5%
	Class B			Class B
Sub-total	Ordinary Shares 36,854,578 Shares	12.5%	42.8%	Ordinary Shares 36,854,578 Shares	14.9%	44.4%

Director who holds Shares
–Mr. Dahai Li (2)	2,878,690	1.0%	0.6%	2,878,690	1.2%	0.8%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
–Mr. Hanhui Sam Sun (3)	7,500	0.0%	0.0%	7,500	0.0%	0.0%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
–Ms. Hope Ni (3)	7,500	0.0%	0.0%	7,500	0.0%	0.0%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
–Mr. Derek Chen (3)	5,000	0.0%	0.0%	5,000	0.0%	0.0%
	Class A			Class A
	Ordinary Shares			Ordinary Shares

	As of the date of this announcement			Upon completion of the Offers
	Approximate % of interest in the total issued and outstanding Shares			Approximate % of interest in the total issued and outstanding Shares
	Number of Shares	(on a one share one vote basis)	Approximate % of voting rights	Number of Shares	(on a one share one vote basis)	Approximate % of voting rights
Parties acting in concert with the Company
–Deutsche Bank Concert Group (4)	–	–	–	–	–	–
Other Shareholders
Trustee of the 2022 Plan (5)	10,109,451	3.4%	2.2%	10,109,451	4.1%	2.7%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
Innovation Works Shareholders (6)	11,889,945	4.0%	2.6%	2,889,945	1.2%	0.8%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
Qiming Shareholders (6)	10,201,891	3.5%	2.3%	4,309,897	1.7%	1.1%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
SAIF Shareholder (6)	12,028,878	4.1%	2.7%	9,028,878	3.6%	2.4%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
Other shareholders	210,832,028	71.5%	46.7%	181,802,574	73.3%	47.9%
	Class A			Class A
	Ordinary Shares			Ordinary Shares
Total	294,815,461 Shares	100.0%	100.0%	247,894,013 Shares	100.0%	100.0%

Notes:

(1)	MO Holding Ltd is a company incorporated in the British Virgin Islands. As of the date of this announcement, more than 99% of the interest of MO Holding Ltd is held by South Ridge Global Limited, which is in turn wholly-owned by a trust that was established by Mr. Zhou (as the settlor) for the benefit of Mr. Zhou and his family. The remaining interest of MO Holding Ltd is held by Zhihu Holdings Inc., which is wholly-owned by Mr. Zhou. Upon completion of the Offers, Mr. Zhou, the WVR Beneficiary, will simultaneously reduce his WVR in the Company by way of converting the Class B Ordinary Shares held by MO Holding Ltd into Class A Ordinary Shares on a one to one ratio pursuant to the Listing Rules, such that the proportion of shares carrying WVR of the Company will not be increased.

(2)	Including (i) 1,673,042 Class A Ordinary Shares held by Ocean Alpha Investment Limited, (ii) 1,106,198 Class A Ordinary Shares held by SEA & SANDRA Global Limited, and (iii) 99,450 Class A Ordinary Shares representing the ADSs held by Mr. Dahai Li. The entire interest in Ocean Alpha Investment Limited is held by a trust that was established by Mr. Dahai Li for the benefit of him and his family. SEA & SANDRA Global Limited is wholly-owned by Mr. Dahai Li. Mr. Dahai Li is therefore deemed to be interested in the Shares held by Ocean Alpha Investment Limited and SEA & SANDRA Global Limited.

(3)	The relevant Directors are entitled to receive 10,000 restricted shares (the underlying Shares of which are Class A Ordinary Shares) pursuant to their respective director agreements with the Company. As of the date of this announcement, 75%, 75%, and 50% of the relevant restricted shares have become vested to Mr. Hanhui Sam Sun, Ms. Hope Ni, and Mr. Derek Chen, respectively.

(4)	Deutsche Bank has been appointed as the financial adviser to the Company in respect of the Offers. Accordingly, members of the Deutsche Bank Concert Group are presumed to be acting in concert with the Company in accordance with class 5 of the definition of “acting in concert” under the Takeovers Code.

As of the date of this announcement, members of the Deutsche Bank group do not legally or beneficially own, control, or have direction over any Class A Ordinary Shares or ADSs (except in respect of Class A Ordinary Shares or ADSs held by exempt principal traders or exempt fund managers or Class A Ordinary Shares or ADSs held on behalf of non-discretionary investment clients of other parts of the Deutsche Bank group).

(5)	This represents the Class A Ordinary Shares, which were purchased at the cost of the Company, held by the trustee of the 2022 Plan on trust for participants under the 2022 Plan to satisfy the future exercise or vesting of awards granted under the 2022 Plan.

(6)	Pursuant to the Irrevocable Undertakings, Innovation Works Shareholders, Qiming Shareholders, and SAIF Shareholder have irrevocably undertaken to the Company to tender 9,000,000, 5,891,994, and 3,000,000 Class A Ordinary Shares (including in the form of ADSs) for acceptance of the Offers, respectively.

(7)	The calculation is based on a total number of 277,421,795 Class A Ordinary Shares and 17,393,666 Class B Ordinary Shares issued and outstanding as of the date of this announcement (excluding the Bulk Issuance Shares). In addition, percentage may not add up to 100% due to rounding.

ODD LOTS OF CLASS A ORDINARY SHARES

The Class A Ordinary Shares are currently traded in board lot of 100 Class A Ordinary Shares each on the Hong Kong Stock Exchange. There is no intention to change the board lot size as a result of the Offers. Accepting Shareholders should note that acceptance of the Offers may result in their holding of odd lots of Class A Ordinary Shares.

For this purpose, Computershare Hong Kong Investor Services Limited, whose address is at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong (telephone number: +852 2862-8555, prior appointment required) has been appointed by the Company as the designated agent to, on a best effort basis, match sales and purchases of odd lot holdings of Class A Ordinary Shares in the market for a period of three weeks from the completion of the Offers to enable Accepting Shareholders to dispose of their odd lots or to top up their odd lots to whole board lots. Accepting Shareholders who would like to match odd lots are recommended to make an appointment in advance by dialing the telephone number of Computershare Hong Kong Investor Services Limited set out above. Such Accepting Shareholders should note that the matching of odd lots is not guaranteed.

Shareholders and ADS holders are advised to read the Offer Document or the U.S. Offer to Purchase carefully, including the letter from the Independent Board Committee and the letter of advice from the Independent Financial Adviser to the Independent Board Committee and the Independent Shareholders, before deciding whether or not to accept the Offers. Shareholders and ADS holders should also note that their voting decisions on the ordinary resolution proposed at the EGM approving the Offers shall not affect their decisions as to whether to accept the Offers or not. Shareholders, ADS holders, and potential investors are advised to consult their professional advisers when in doubt.

Shareholders, ADS holders, and potential investors are advised to exercise caution when dealing in the Shares and should consult their professional advisers when in doubt.

By Order of the Board
Zhihu Inc. Yuan Zhou Chairman

Hong Kong, October 16, 2024

As of the date of this announcement, the board of Directors comprises Mr. Yuan Zhou as an executive Director, Mr. Dahai Li, Mr. Zhaohui Li, and Mr. Bing Yu as non-executive Directors, and Mr. Hanhui Sam Sun, Ms. Hope Ni, and Mr. Derek Chen as independent non-executive Directors.

The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.